UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 3, 2016
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

On December 14, 2015, Micron Technology, Inc. (“Micron”) filed a Form 8-K to report that: (1) Micron Technology B.V. (“Micron BV”), a wholly-owned subsidiary of Micron, Micron Semiconductor Taiwan Co. Ltd., a wholly-owned subsidiary of Micron BV (“Buyer”), and Inotera Memories, Inc. (“Inotera”) had entered into a Framework Agreement (the “Framework Agreement”) that contemplated Buyer would implement a 100% share swap pursuant to Article 29 of the Republic of China Mergers and Acquisitions Act and thereby acquire 100% of the issued and outstanding shares of Inotera (such transaction, the “Share Swap”); (2) Micron BV, Buyer and Nanya Technology Corporation (“NTC”) had entered into a voting and support agreement, pursuant to which NTC has agreed, subject to applicable law, to (a) cause its representatives on the board of directors of Inotera to vote in favor of and approve proposed board actions relevant to the Share Swap and (b) vote its Inotera shares in favor of and approve shareholder actions relevant to the Share Swap; and (3) Micron and NTC entered into a Share Purchase Agreement (the “Share Purchase Agreement”), pursuant to which, on the terms and subject to the conditions of the Share Purchase Agreement, Micron has the option to issue shares of Micron common stock to NTC.

Inotera is a Taiwan-based company that presently manufactures DRAM products and sells such products exclusively to Micron. Micron, indirectly through two of its wholly-owned subsidiaries, holds 32.68% of the issued and outstanding Inotera shares, NTC and certain of its affiliates together hold 31.97% of the issued and outstanding Inotera shares, and the remaining issued and outstanding Inotera shares are publicly held.

The Framework Agreement provided that Micron BV, Buyer and Inotera would cooperate in good faith to negotiate and enter into, within 60 days following execution of the Framework Agreement, a further definitive agreement to govern the Share Swap. Micron is filing this Form 8-K to report that, on February 3, 2016, Micron BV, Buyer and Inotera entered into the definitive agreement to govern the Share Swap.

Item 1.01.	Entry into a Definitive Material Agreement

On February 3, 2016, Micron BV, Buyer and Inotera entered into a Share Swap Agreement (the “Definitive Share Swap Agreement”) to govern the Share Swap. Upon consummation of the Share Swap, each issued and outstanding Inotera share will represent the right to receive from Buyer 30 New Taiwan dollars (“NT$”) in cash in accordance with the terms of the Definitive Share Swap Agreement. Micron estimates, based on the shares outstanding and the currency exchange rate as of February 2, 2016, that the aggregate consideration payable in the Share Swap for Inotera shares not already owned by Micron or its subsidiaries will be approximately US$4.0 billion.

Under the Definitive Share Swap Agreement, the consummation of the Share Swap is subject to various conditions, including but not limited to: (1) the receipt of necessary regulatory approvals from authorities in Taiwan; (2) the adoption and approval of the Definitive Share Swap Agreement and the Share Swap by the shareholders of Inotera in accordance with applicable law (the “Inotera Shareholder Approval”), which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding Inotera shares (including such shares held by Micron and its subsidiaries and by NTC and its affiliates); (3) the consummation and funding of debt financing, on terms satisfactory to Buyer or its designee, resulting in aggregate proceeds to Buyer or its designee of at least NT$80 billion to fund the Share Swap (the “Debt Financing”); and (4) unless Micron determines otherwise, the consummation of the transactions contemplated by the Share Purchase Agreement.

The Definitive Share Swap Agreement contains, among others, termination rights pursuant to which it may be terminated: (1) by either Buyer or Inotera if the Share Swap has not occurred by November 30, 2016 (subject to the right of Micron BV and Buyer to extend such date by 90 days if all conditions other than the condition relating to consummation of the transactions contemplated by the Share Purchase Agreement have been satisfied); (2) by Buyer if Buyer or its designee has not obtained debt commitment letters for the Debt Financing by May 1, 2016; or (3) by Buyer if, at any time prior to the Inotera Shareholder Approval, NTC or any of its affiliates breaches any voting and support agreement with Micron BV and Buyer relating to the Share Swap or if any such voting and support agreement is no longer in effect.

Consummation of the Share Swap is currently expected to occur in the middle of 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	February 3, 2016	By:	/s/ Ernest E. Maddock
		Name:	Ernest E. Maddock
		Title:	Chief Financial Officer and Vice President, Finance

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